Form 10-K, Exhibit 13
period 1995-12-30
FOR BETTER LIVING INC
filed 1996-03-29
CIK 37946

EXHIBIT 13

                             FOR BETTER LIVING, INC.
















                                                              1995 Annual Report

A MESSAGE TO OUR STOCKHOLDERS

Our Company was profitable for 1995 as a result of record earnings at our magazine subsidiary and a gain from the sale of securities. Quikset, our precast concrete and plastics manufacturer, had an operating loss for 1995.

Quikset continues to identify and respond to the fundamental changes in its market, which require more highly engineered, complex products. Quikset has undergone extensive changes in personnel, plant, equipment and engineering ability to supply its customers profitably; changes which are now largely complete. We continue to believe that Quikset is on a course to long-term profitability.

The Communications Group encountered paper cost increases of more than 40% in 1995. It is a credit to the Communications Group that they achieved record high earnings once again in the face of this increase.

As I predicted in my letter to you last year, the California Franchise Tax Board did appeal our favorable ruling in the dispute over the deductibility of oil and gas expenses from 1978 through 1981. We are contesting their appeal vigorously and have entered a motion to recover some attorney costs if we ultimately prevail. We anticipate a ruling from the California Court of Appeal sometime later this year.

                                   Sincerely,



                                   Richard G. Fabian
                                   Chairman of the Board
                                   March 15, 1996


FOR BETTER LIVING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 30, 1995 AND DECEMBER 31, 1994
--------------------------------------------------------------------------------
(In thousands)



                                                          December 30,  December 31,
                                                             1995          1994

ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                   $  1,528    $  1,828
Available-for-sale securities                                              1,559
Accounts receivable (less allowance for doubtful accounts
  of $747,000 and  $841,000 at December 30, 1995 and
  December 31, 1994, respectively)                            13,177       9,350
Inventories                                                    8,401       8,406
Deferred income taxes                                          2,065       1,705
Other current assets                                           3,881       3,488
                                                            --------    --------

    Total current assets                                      29,052      26,336

PROPERTY:
Property at cost                                              39,967      37,960
Less accumulated depreciation and amortization               (28,614)    (27,126)
                                                            --------    --------

    Property, net                                             11,353      10,834

AVAILABLE-FOR-SALE SECURITIES                                  1,700       1,605

OTHER ASSETS                                                     477         729
                                                            --------    --------
                                                            $ 42,582    $ 39,504
                                                            ========    ========


See accompanying notes to consolidated financial statements.


FOR BETTER LIVING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 30, 1995 AND DECEMBER 31, 1994 (Continued)
--------------------------------------------------------------------------------
(In thousands except share amounts)


                                                                    December 30,      December 31,
                                                                       1995                1994
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term borrowings                                                 $  --             $ 1,225
Current portion of long-term debt and capital lease obligations         1,217             1,633
Accounts payable                                                        4,139             5,029
Accrued salaries and wages                                              1,941             1,614
Deferred income                                                         1,860             1,591
Accrued insurance                                                         999               830
Other current liabilities                                               3,026             3,468
                                                                      -------           -------
    Total current liabilities                                          13,182            15,390

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS                           11,718             5,790

OTHER LIABILITIES (primarily deferred compensation)                     1,039             1,356

COMMITMENTS

STOCKHOLDERS' EQUITY:
Preferred stock - par value $1 per share (authorized,
  150,000 shares; outstanding, none)
Common stock - par value $.05 per share (authorized,
  2,500,000 shares; outstanding, 877,816 shares)                           44                44
Additional paid-in capital                                              1,083             1,083
Net unrealized gains on available-for-sale securities,
  net of taxes                                                            214               767
Retained earnings                                                      15,302            15,074
                                                                      -------           -------
    Total stockholders' equity                                         16,643            16,968
                                                                      -------           -------
                                                                      $42,582           $39,504
                                                                      =======           =======

See accompanying notes to consolidated financial statements.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993
--------------------------------------------------------------------------------
(In thousands except per common share amounts)

                                                              Years ended
                                                 ----------------------------------------
                                                 December 30,  December 31,  December 25,
                                                     1995          1994          1993

NET REVENUES                                      $ 81,517      $ 71,396      $ 67,857

COST AND EXPENSES:
Cost of sales                                       50,422        45,563        40,986
Selling, general and administrative expenses        29,265        27,711        26,399
Interest expense                                     1,253           873           998
                                                  --------      --------      --------

    Total cost and expenses                         80,940        74,147        68,383
                                                  --------      --------      --------

INCOME (LOSS) BEFORE PROVISION
  (BENEFIT) FOR TAXES                                  577        (2,751)         (526)

PROVISION (BENEFIT) FOR TAXES                          261          (915)         (181)
                                                  --------      --------      --------

NET INCOME (LOSS)                                 $    316      $ (1,836)     $   (345)
                                                  ========      ========      ========

NET INCOME (LOSS) PER COMMON SHARE                   $0.36        ($2.09)       ($0.39)
                                                     =====         =====         =====

See accompanying notes to consolidated financial statements.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993
--------------------------------------------------------------------------------
(In thousands except per share amounts)

                                                                      Net unrealized
                                                                         gains on
                                                                        available-
                                            Common stock    Additional   for-sale
                                         ----------------    paid-in     securities,    Retained
                                         Shares    Amount    capital    net of taxes    earnings       Total


BALANCE,  December 26, 1992               878      $ 44     $ 1,083        $  --        $ 17,430     $ 18,557
Net loss                                                                                    (345)        (345)
Cash dividends ($.10 per share)                                                              (87)         (87)
                                          ---      ----     -------        -----        --------     --------

BALANCE, December 25, 1993                878        44       1,083                       16,998       18,125

Effect of change in accounting
  principle, net of taxes                                                    716                          716
Net unrealized gains on
  available-for-sale securities,
  net of taxes                                                                51                           51
Net loss                                                                                  (1,836)      (1,836)
Cash dividends ($.10 per share)                                                              (88)         (88)
                                          ---      ----     -------        -----        --------     --------

BALANCE, December 31, 1994                878        44       1,083          767          15,074       16,968
Net unrealized gains on
  available-for-sale securities,
  net of taxes                                                              (553)                        (553)
Net income                                                                                   316          316
Cash dividends ($.10 per share)                                                              (88)         (88)
                                          ---      ----     -------        -----        --------     --------

BALANCE, December 30, 1995                878      $ 44     $ 1,083        $ 214        $ 15,302     $ 16,643
                                          ===      ====     =======        =====        ========     ========


See accompanying notes to consolidated financial statements.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993
--------------------------------------------------------------------------------
(In thousands)


                                                                        Years ended
                                                          ----------------------------------------
                                                          December 30,  December 31,  December 25,
                                                              1995          1994          1993

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                            $  316      $ (1,836)     $   (345)
Adjustments to reconcile net income (loss) to net cash
  (used in) provided by operating activities:
  Depreciation and amortization of property                   1,803         2,065         2,255
  Other amortization                                            145            70            34
  Provision for losses on accounts receivable                   230           424           159
  Deferred income taxes                                        (412)         (718)         (912)
  Deferred compensation                                          73           (50)          136
  (Gain) loss on sales of available-for-sale securities      (1,255)            4        (1,079)
  Write-down of real estate to fair market value                              502
  Other                                                         (70)          (18)          144
  Changes in operating assets and liabilities:
    Accounts receivable                                      (4,057)          399          (378)
    Inventories                                                   5           950        (1,254)
    Other current assets                                       (451)       (1,713)         (194)
    Other assets                                                661          (270)           20
    Accounts payable                                           (890)          399          1,248
    Accrued salaries and wages                                  327          (739)          648
    Deferred income                                             269           406           179
    Other current liabilities                                  (273)         (548)        1,357
    Other liabilities                                          (390)         (544)         (151)
                                                           --------      --------      --------

      Net cash (used in) provided by operating activities    (3,969)       (1,217)        1,867
                                                           --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property                                        (2,343)       (1,574)         (854)
Purchases of available-for-sale securities                                   (717)       (1,248)
Proceeds from sale of property and available-for-sale
  securities                                                  1,886           194         4,409
                                                           --------      --------      --------

    Net cash (used in) provided by investing activities        (457)       (2,097)        2,307
                                                           --------      --------      --------



See accompanying notes to consolidated financial statements.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------
(In thousands)


                                                                        Years ended
                                                          ----------------------------------------
                                                          December 30,  December 31,  December 25,
                                                              1995          1994          1993

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of debt and capital lease obligations               $ (5,957)   $ (7,204)    $ (1,908)
Proceeds from short-term borrowings                             3,025       1,225
Proceeds from long-term debt                                    7,146       7,000
Dividends paid                                                    (88)        (88)         (87)
                                                             --------    --------     --------

    Net cash provided by (used in) financing activities         4,126         933       (1,995)
                                                             --------    --------     --------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                               (300)     (2,381)       2,179

CASH AND CASH EQUIVALENTS,
  beginning of year                                             1,828       4,209         2,030
                                                             --------    --------     --------

CASH AND CASH EQUIVALENTS, end of year                      $   1,528    $  1,828     $   4,209
                                                            =========    ========     =========


See accompanying notes to consolidated financial statements.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993
--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND OTHER

     Nature of Operations - For Better Living, Inc. (the Company) was incorporated in Delaware in 1969. The Quikset Organization, a wholly-owned subsidiary, is primarily engaged in the manufacture and distribution of precast concrete and plastic products, which are primarily marketed to utility companies throughout the United States and Canada. Surfer Publications, also a wholly-owned subsidiary, is primarily engaged in the publication of specialty magazines. Surfer Publications also produces cable television and home video programs.

     Principles of Consolidation - The accompanying consolidated financial statements include the accounts of For Better Living, Inc. and its wholly-owned subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated.

     Fiscal Year-end - The Company's fiscal year ends on the last Saturday in December.

     Inventories - Inventories are stated principally at the lower of first-in, first-out cost or market.

     Cash Equivalents - The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Property, Depreciation and Amortization - The cost of property is depreciated over the estimated useful lives of the assets by application of the straight-line method to specific assets. The cost of leasehold improvements is amortized over the shorter of the estimated useful lives of the assets or the remaining lease periods of the associated leases.

     Income (Loss) Per Common Share - Income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each year. The number of common shares used in computing earnings per common share for the fiscal years ended December 30, 1995, December 25, 1994 and December 25, 1993 is 877,816.

     Deferred  Income  -  Deferred  income  represents   amounts  received  from
     subscriptions in advance of magazine deliveries and is reflected in revenues over the subscription term.

     Reclassifications - Certain amounts as previously reported have been reclassified to conform to the current period presentation.

     Related Party Transactions - A director of the Company is associated with a law firm that rendered legal services resulting in fees charged to the Company during 1995 and 1994 of approximately $156,000 and $358,000, respectively. Approximately $51,000 and $184,000 is included in other current liabilities as of December 30, 1995 and December 31, 1994, respectively.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------


     Fair Value of Financial Instruments - The recorded amounts of assets and liabilities at December 30, 1995 approximate fair value in accordance with Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Magazine Distribution - The Company has an agreement with an outside service bureau who handles all subscription mailings of its specialty magazines. The Company also has an agreement with a newsstand distributor who handles all shipments, returns and collections with respect to single copy magazine sales. The termination of either agreement could result in delays in magazine distribution which could have a material adverse effect on the Company's business, operating results and financial condition until alternative sources of distribution could be obtained.


2.   INVESTMENTS

     The Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities, as of the beginning of fiscal year 1994. SFAS 115 requires the classification of investments in debt and equity securities into three categories: held-to-maturity, trading, and available-for-sale. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in the consolidated statements of operations. Debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from the consolidated statements of operations and reported on the consolidated balance sheet in a separate component of stockholders' equity, net of deferred taxes.

     The Company has no held-to-maturity or trading securities. Realized gains and losses on the sales of available-for-sale securities are determined on the specific identification method and are included in the consolidated statements of operations.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
-------------------------------------------------------------------------------

     Investments are classified as either current or noncurrent based upon management's present intention to retain a specific security. Aggregate cost and fair value of available-for-sale securities are as follows (in thousands):

                                                      December 30,  December 31,
                                                          1995          1994

        Aggregate cost                                    $1,342        $1,882
        Aggregate market value                             1,700         3,164
        Gross unrealized gains                               378         1,400
        Gross unrealized losses                               20           118
        Net unrealized gains included in
          stockholders' equity. net of taxes                 214           767
        Purchases                                                          717
        Proceeds from sale                                 1,795           134


     Net gains and losses realized on the disposition of investments included in the consolidated statements of operations for the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993 were $1,255,000,
     $(4,000) and $1,079,000, respectively.


3.   INVENTORIES

     Inventories consist of the following (in thousands):


                                                   December 30,     December 31,
                                                       1995            1994

       Finished products                              $5,455          $5,404
       Work-in-process                                   337             100
       Raw materials and supplies                      2,609           2,902
                                                      ------          ------
                                                      $8,401          $8,406
                                                      ======          ======

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
-------------------------------------------------------------------------------

4.   PROPERTY

     Property consists of the following (in thousands):

                                                                 Accumulated
                                                                 depreciation
                                                      Property,      and         Property,
                                                       at cost   amortization       net

       December 30, 1995:
         Land                                          $ 2,287      $  --        $ 2,287
         Buildings and leasehold improvements            9,691        5,626        4,065
         Machinery and equipment                        27,989       22,988        5,001
                                                       -------      -------      -------
                                                       $39,967      $28,614      $11,353
                                                       =======      =======      =======

       December 31, 1994:
         Land                                          $ 2,287      $  --        $ 2,287
         Buildings and leasehold improvements            9,660        5,203        4,457
         Machinery and equipment                        26,013       21,923        4,090
                                                       -------      -------      -------
                                                       $37,960      $27,126      $10,834
                                                       =======      =======      =======



5.   BORROWING ARRANGEMENTS AND LONG-TERM DEBT

    Long-term debt (exclusive of the current portion included in current liabilities) consists of the following (in thousands):

                                                                    December 30,      December 31,
                                                                        1995             1994

       Secured line of credit, due June 27, 1997                      $ 7,076          $    --
       Secured term loan, due July 31, 2000                             3,500            4,587
       Subordinated income debentures, due December 15, 1997
         (less unamortized discount of $72,000 and $107,000,
         respectively)                                                    496              514
       Other                                                              280              226
                                                                      -------          -------
                                                                      $11,352          $ 5,327
                                                                      =======          =======

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------


     The Company borrowed $7,000,000 in 1994 secured by virtually all the Company's machinery and equipment (the Term Loan). The Term Loan is to be repaid in 75 monthly installments beginning in April 1994, with principal payments as follows: 12 payments of approximately $117,000, 12 payments of approximately $113,000, and 5l payments of approximately $83,000. The Term Loan bears interest at the 30-day London Interbank Offered Rate, plus 2.97% (8.7825% at December 30, l995). Because the Company was not in compliance with all the covenants of the Term Loan at the end of 1994, the rate increased to the 30-day London Interbank Offered Rate, plus 3.97%, until the first month following the second quarter after the Company was in compliance with the original covenants. The Company was in compliance at December 30, 1995.

     Also during 1994, the Company entered into a line of credit agreement (the Credit Agreement) with its lead bank for $5,000,000. That line of credit bore interest at the bank's reference rate and was secured by virtually all the Company's receivables and inventory.

     During 1994, the Company repaid two unsecured term loans prior to their due date, incurring prepayment penalties of approximately $128,000.

     In June 1995, the Company entered into a new revolving line of credit agreement (the Line of Credit). The new Line of Credit replaced the Credit Agreement which was paid in full in June 1995. The Line of Credit provides the Company up to $10 million of available funds on a revolving basis (based on a borrowing base formula, as defined) at an interest rate of prime plus 1.25%. The prime rate was 8.75% at December 30, 1995. The Line of Credit is collateralized by essentially all of the Company's accounts receivable, inventories, plant and equipment (excluding land and buildings), and certain intangible assets. The commitment under the Line of Credit may be used to support letters of credit issued for the Company, the face amounts of which are applied to total commitment. The terms of the Line of Credit require the Company to maintain a minimum tangible net worth. The Line of Credit expires June 27, 1997, but may be renewed for successive two year periods.

     The subordinated income debentures require annual sinking fund payments of $53,000 over the remaining term. The interest rate is variable at the rate of 1% per annum for each $100,000 of consolidated net income for the immediately preceding fiscal year, with minimum and maximum rates of 5% and 10%, respectively. The interest rate was 5% per annum at December 30, 1995, which rate will be effective through June 30, 1996. The interest rate will be 5% per annum for the period July 1, 1996 through June 30, 1997. The income debentures were discounted to approximate the market rate of interest at date of issuance for similar obligations (approximately 11%).

     As of December 30, 1995, the Company had two standby letters of credit outstanding, one for $97,000 and one for $922,000.

     Cash interest payments on borrowing arrangements and long-term debt during the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993 were $1,080,000, $828,000 and $919,000, respectively.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------

     Future principal payments on long-term debt as of December 30, 1995 are summarized as follows (in thousands):

       1996                                                    $ 1,116
       1997                                                      8,584
       1998                                                      1,012
       1999                                                      1,013
       2000                                                        513
       Thereafter                                                  231
                                                               -------
                                                               $12,469
                                                              ========


6.   LEASES

     The Company leases a significant portion of its facilities under operating leases that expire at various times through 2034.

     Future rental commitments at December 30, 1995 under operating leases are summarized as follows (in thousands):

       1996                                                   $    893
       1997                                                        657
       1998                                                        515
       1999                                                        484
       2000                                                        462
       Thereafter                                                7,268
                                                               -------
       Total minimum rental commitments                       $ 10,279
                                                              ========


     Rental expense under operating leases is summarized as follows (in thousands):

                                                    Years ended
                                       -----------------------------------------
                                       December 30,   December 31,  December 25,
                                          1995            1994         1993

       Total rental expense              $ 984          $ 1,068       $ 1,051
                                         =====          =======       =======

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------
     The Company also leases certain properties under capital leases. Property held under capital leases is summarized as follows (in thousands):

                                                   December 30,   December 31,
                                                       1995          1994

       Land                                            $ 80          $ 80
       Buildings and leasehold improvements            $570          $570
       Machinery and equipment                         $511          $511
       Accumulated amortization                        $653          $540



     The Company leased $104,000 of machinery and equipment in 1994 under capital leases.

     Future minimum lease payments as of December 30, 1995 under capital leases are summarized as follows (in thousands):

       1996                                                             $ 130
       1997                                                                87
       1998                                                                86
       1999                                                                69
       2000                                                                69
       Thereafter                                                         138
                                                                        ------

Total future minimum lease payments                                       579
Less amount representing interest at rates implicit
     in the lease agreements                                              (112)
                                                                        ------

Present value of net minimum lease payments                                467
Less current portion                                                      (101)
                                                                        ------
Noncurrent portion                                                      $  366
                                                                        ======


     Interest paid on capital lease obligations was $37,000, $51,000 and $54,000 for the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993, respectively.


7.   STOCKHOLDERS' EQUITY

     The Company has adopted a Performance Share Plan (Plan) under which performance share units (Units) may be awarded by the Board of Directors to key employees of the Company. Units mature five years after the award date (subject to certain extensions), have a maturity value equal to the increase in the book value per common share (as defined) since the date of award and vest to the participant at the

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------

     rate of 20% per year. The Plan permits, among other options, the participant to receive the value of the matured Units in cash or, subject to certain limitations, to apply the value of vested Units towards the purchase of an equal number of the Company's $.05 par value common stock (Stock) at the prevailing market price. As of December 30, 1995, the Company had 85,624 Units outstanding, of which 52,109 were vested. Of the vested Units, 1,938 could be surrendered to purchase shares of the Company's Stock during 1996.

     In October 1988, the Board of Directors adopted the For Better Living, Inc. 1988 Stock Option Plan (the Option Plan) and the stockholders of the Company approved the Option Plan in May 1989. There are no options outstanding under the Option Plan and the Board of Directors discontinued the plan in March 1994.

     In October 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, which requires adoption of the recognition and measurement provisions for nonemployee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

     Pursuant to the new standard, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but would be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the Company had applied the new method of accounting.

     The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has not yet determined if it will elect to change to the fair value method, nor has it determined the effect the new standard will have on net income and earnings per share should it elect to make such a change. Adoption of the new standard will have no effect on the Company's cash flows.


8.   TAXES BASED ON INCOME

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and the tax bases of the Company's assets and liabilities result in a deferred tax

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------

     asset, SFAS 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such an asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     The provision (benefit) for taxes based on income consists of the following (in thousands):
                                                    Years ended
                                      ------------------------------------------
                                      December 30,   December 31,   December 25,
                                         1995           1994           1993

       Currently payable:
         Federal                        $(161)         $(543)         $ 553
         State                             10            346            178

       Deferred:
         Federal                          343           (480)          (749)
         State                             69           (238)          (163)
                                        -----          -----          -----
                                        $ 261          $(915)         $(181)
                                        =====          =====          =====



     As of December 30, 1995 and December 31, 1994, the Company had net deferred tax assets as follows (in thousands):

                                                     December 30,   December 31,
                                                          1995         1994

       Restructuring provisions                         $  236       $  499
       Deferred compensation plan                          254          273
       Vacation accruals                                   180          180
       Allowance for doubtful accounts                     323          364
       Workers compensation plan                            62           86
       Inventory reserves                                1,064        1,108
       Net operating loss carryforward                     119          104
       California unitary assessment                       262          262
       Write-down of fixed asset                           217          217
       Miscellaneous loss reserves                         229          290
       Other                                               132          117
       Alternative minimum tax credit carryforward         214
                                                         -----        -----
       Gross deferred tax assets                         3,292        3,500
                                                         -----        -----

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------

                                                               December 31,  December 31,
                                                                   1995          1994

       Excess of tax depreciation over financial depreciation   $  (441)      $  (263)
       State taxes                                                 (222)         (216)
       Unrealized gain on available-for-sale securities            (155)         (555)
       Other                                                       (233)         (269)
                                                                -------       -------

       Gross deferred tax liabilities                            (1,051)       (1,303)
                                                                -------       -------
       Net deferred tax asset                                   $ 2,241       $ 2,197
                                                                =======       =======



     The Company estimates that the majority of its deferred tax assets will be realized during the next three fiscal years.

     Of the total net deferred tax assets shown above, $176,000 and $492,000, respectively, are included in other assets as of December 30, 1995 and December 31, 1994 on the accompanying consolidated balance sheets.

     A reconciliation between the provision (benefit) for taxes computed by applying the federal statutory rate to income before taxes and the actual provision (benefit) for taxes is as follows (in thousands):

                                                             December 30,    December 31,    December 25,
                                                                 1995            1994            1993

       Provision (benefit) for taxes at statutory rate          $ 202           $(935)          $(184)
       State taxes, after federal income tax benefit               52            (115)             10
       Dividend exclusion                                         (96)            (16)            (16)
       Other, net                                                 103             151               9
                                                                -----           -----           -----
                                                                $ 261           $(915)          $(181)
                                                                =====           =====           =====

       Effective income tax rate                                 45.2%           33.3%           34.4%
                                                                 ====            ====            ====



     Income tax cash payments during the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993 were $77,000, $380,000 and
     $207,000, respectively.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------

     The Company received, in prior periods, notices of proposed assessments from the California Franchise Tax Board (CFTB) relating to its 1978-1981 tax years. The principal issue raised in these notices was whether the Company's oil and gas operations were part of a unitary business with the other operations of the Company. The CFTB has taken the position that the oil and gas operations are not unitary in nature and, therefore, has disallowed, for California purposes, losses arising from oil and gas operations. The Company paid the assessed taxes of $379,000 and associated interest of $946,000 in 1992. It filed suit in 1994 and received a decision in its favor in February 1995 for recovery of these amounts, plus interest. The CFTB has appealed that decision however, and the matter is now pending before the California Court of Appeal. The Company expects a decision before the end of 1996.

     Deductions similar to those questioned by the CFTB for the 1978-1981 tax years were also taken by the Company in its subsequent tax years. The CFTB is currently examining these subsequent periods and, as a result of its examination, has issued a notice of proposed assessment of additional taxes for tax years 1982-1987. The proposed assessment is for $272,000 in additional taxes which would result in associated interest expense of approximately $457,000 through the end of fiscal year 1995. The Company's management believes that the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial statements.


9.   SEGMENT INFORMATION

     As of December 30, 1995, the significant industry segments of the Company were (1) the manufacture and distribution of precast concrete and plastic structures (The Quikset Organization), and (2) the publication of specialty magazines (Communications Group). Total revenues by industry include both revenues to unaffiliated customers, as reported in the company's consolidated statements of operations and intersegment revenues. Intersegment revenues are accounted for on the same basis as revenues to unaffiliated customers.

     The Quikset Organization markets a substantial portion of its products to utility companies and general contractors serving the utility industry. This segment's risk of loss due to granting credit to its customers is reduced by, among other things, the use of applicable lien laws to secure payments.

     Operating profit is equal to net revenues less operating expenses. In computing operating profit, taxes on income, general corporate expenses and interest expense have been excluded.

     Identifiable assets by industry are those assets that are used in the Company's operations in each industry segment.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------

REVENUES (in thousands)

                                               Unaffiliated   Inter-
                                                 customers   segment      Total

       Fiscal year ended December 30, 1995:
        The Quikset Organization                 $ 64,704    $  --     $ 64,704
         Communications Group                      14,889                14,889
         Other                                      1,924      158        2,082
                                                 --------    ------    --------
                                                   81,517      158       81,675
           Eliminations                                       (158)        (158)
                                                 --------    ------    --------
       Consolidated net revenues                 $ 81,517    $  --     $ 81,517
                                                 ========    ======    ========

       Fiscal year ended December 31, 1994:
         The Quikset Organization                $ 60,267    $  --     $ 60,267
         Communications Group                      10,958                10,958
         Other                                        171      158          329
                                                 --------    ------    --------

                                                   71,396      158       71,554
           Eliminations                                       (158)        (158)
                                                 --------    ------    --------
       Consolidated net revenues                 $ 71,396    $  --     $ 71,396
                                                 ========    ======    ========

       Fiscal year ended December 25, 1993:
         The Quikset Organization                $ 58,453    $  --     $ 58,453
         Communications Group                       8,130                 8,130
         Other                                      1,274      265        1,539
                                                 --------    ------    --------
                                                   67,857      265       68,122
           Eliminations                                       (265)        (265)
                                                 --------    ------    --------
       Consolidated net revenues                 $ 67,857    $  --    $ 67,857
                                                 ========    ======    ========

FOR BETTER LIVING, INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------

     OPERATING PROFIT (LOSS) (in thousands)

                                                       December 30,  December 31,  December 25,
                                                           1995          1994          1993

       The Quikset Organization                          $   (41)      $(1,745)      $ 1,643
       Communications Group                                1,985         1,243           670
       Other                                               2,038          (122)        1,393
                                                         -------       -------       -------

       Total operating profit (loss)                       3,982          (624)        3,706
       General corporate expenses                         (2,152)       (1,254)       (3,234)
       Interest expense                                   (1,253)         (873)         (998)
                                                         -------       -------       -------

       Income (loss) before provision (benefit)
         for taxes                                       $   577       $(2,751)      $  (526)
                                                         =======       =======       =======



IDENTIFIABLE ASSETS, DEPRECIATION AND
  AMORTIZATION AND PROPERTY ADDITIONS (in thousands)

                                        Identifiable   Depreciation    Property
                                                           and
                                            assets     amortization    additions

       December 30, 1995:
         The Quikset Organization          $32,632       $ 1,692       $ 2,273
         Communications Group                4,958            48            51
         Corporate                           2,447           174            19
         Other                               2,545            34
                                           -------       -------       -------
                                           $42,582       $ 1,948       $ 2,343
                                           =======       =======       =======

       December 31, 1994:
         The Quikset Organization          $30,108       $ 1,931       $ 1,477
         Communications Group                3,917            42            71
         Corporate                           3,046           111            26
         Other                               2,433            51
                                           -------       -------       -------
                                           $39,504       $ 2,135       $ 1,574
                                           =======       =======       =======

       December 25, 1993:
         The Quikset Organization          $31,602       $ 2,090       $   692
         Communications Group                2,100            74            45
         Corporate                           3,725            57           117
         Other                               3,054            68
                                           -------       -------       -------
                                           $40,481       $ 2,289       $   854
                                           =======       =======       =======

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------

10.  PENSION PLAN

     The Company has a defined benefit pension plan (Pension Plan) covering certain employees. The benefits associated with the Pension Plan are determined by a formula based on years of service. The Company's funding policy is to contribute amounts that are sufficient to satisfy legal funding requirements and are deductible for federal income tax purposes.

     Pension expense for the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993 consists of the following (in thousands):

                                   December 30,    December 31,    December 25,
                                       1995            1994            1993

       Service cost                   $ 132           $ 170           $ 182
       Interest cost                    232             222             200
       Return on plan assets           (131)           (134)           (178)
       Other                           (115)           (100)            (45)
                                      -----           -----           -----
                                      $ 118           $ 158           $ 159
                                      =====           =====           =====


        A reconciliation of the funded status of the Pension Plan with the amount included in other current liabilities consists of the following (in thousands):


                                                      December 30,  December 31,
                                                          1995          1994

       Plan assets at fair value                        $ 3,209       $ 3,144
                                                        -------       -------
       Actuarial present value of accumulated plan
        benefits:
         Vested                                           3,057         2,740
         Nonvested                                           43            52
                                                        -------       -------
                                                          3,100         2,792
         Additional projected benefits                      154           166
                                                        -------       -------
         Projected benefit obligation                     3,254         2,958
                                                        -------       -------
       Excess of plan assets over projected benefit
         obligation                                        (45)          186
       Less:
         Unrecognized transition assets                      21            32
         Unrecognized net gain                              201           397
         Unrecognized prior service cost                   (148)         (173)
                                                        -------       -------
           Pension liability                            $  (119)      $   (70)
                                                        =======       =======

FOR BETTER LIVING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------

     Significant assumptions for the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993 were as follows:

       Discount rate on projected benefit obligation                       8%
                                                                           ==

       Long-term rate of return on plan assets                             8%
                                                                           ==

     Assets held by the Pension Plan consist of unallocated insurance contracts stated at contract value which approximates market value.


11.  FOURTH QUARTER ADJUSTMENTS

     During the fourth quarter of fiscal year 1994, the Company recorded certain inventory write-offs and obsolescence reserves totaling $1,500,000, the write down to fair market value of certain real estate in the amount of $502,000, and a loss reserve for certain pending litigation of $200,000.


12.  SUBSEQUENT EVENTS

     The Company sold the Quikset Organization's Irvine, California headquarters building in March of 1996. The building had a net book value of $886,000 at December 30, 1995. The Company received approximately $989,000 in net proceeds and recognized approximately a $109,000 gain on the sale during the first quarter of 1996.

INDEPENDENT AUDITORS' REPORT



To the Stockholders and Board of Directors of For Better Living, Inc.:


We have audited the accompanying consolidated balance sheets of For Better Living, Inc. and subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of For Better Living, Inc. and subsidiaries at December 30, 1995 and December 31, 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 30, 1995 in conformity with generally accepted accounting principles.

As described in Note 2, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Debt and Equity Securities, effective December 26, 1993.




Deloitte & Touche LLP
Costa Mesa, California
March 15, 1996

FOR BETTER LIVING, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 30, 1995, DECEMBER 31, 1994 AND DECEMBER 25, 1993
--------------------------------------------------------------------------------


OPERATING REVENUES

Operating revenues at the Communications Group increased $3,931,000, or 36%, to $14,889,000 following an increase of $2,828,000, or 35%, in 1994 and an increase of $966,000, or 13%, in 1993.

Operating revenues at the Quikset Organization (Quikset) increased $4,437,000, or 7.4%, to $64,704,000 following an increase of $1,814,000, or 3.1%, in 1994 and a decrease of $1,636,000, or 2.7%, in 1993.

Increases in operating revenue at the Communications Group were due to increased sales of advertising, subscription sales and newsstand sales for all the publications: Surfer, Powder, Snowboarder and Bike. Advertising sales also increased for the Communications Group's television programs, Surfer Magazine and SBTV (Snowboarder Television).

Increases in operating revenue at the Quikset Organization were due to greater demand for Quikset's products in most product lines and throughout most of Quikset's market.

There were also increases in operating revenues at the corporate level of $1,753,000, or 1025%, to $1,924,000 in 1995 primarily due to the sale of securities, following a decrease of $1,103,000, or 87%, in 1994 and a decrease of $319,000, or 20%, in 1993.

OPERATING PROFITS

Operating profit at the Communications Group increased $742,000 to $1,985,000, or 60%, in 1995, following an increase of $573,000, or 85%, in 1994 and $205,000, or 44%, in 1993. Most of the increase in the Communications Group's operating profit is a result of increased sales. The Communications Group had paper price increases in excess of 40%, which significantly impacted profitability.

Operating profit of the Quikset Organization increased $1,704,000, or 98%, to a loss of $41,000 in 1995, following a decrease of $3,388,000, or 206%, in 1994 and a decrease of $389,000, or 19%, in 1993. Quikset's operating loss was the result of manufacturing and inventory variances caused, in part, by the introduction of a more complex, highly-engineered product line.

INTEREST AND OTHER EXPENSES

The Company's interest expense increased $380,000, or 44%, to $1,253,000 in 1995, following a decrease of $125,000, or 13%, in 1994 and a decrease of $209,000, or 17%, in 1993. The increase in the interest expense for 1995 was a result of borrowings under the Company's credit line associated with an increase in sales and accounts receivable.

General corporate expenses increased $898,000, or 72%, to $2,152,000 in 1995, following a decrease of $1,980,00, or 61%, in 1994 and an increase of $1,192,000, or 58%, in 1993. General corporate expenses were lower in 1994 due to the reversal of previously accrued reserves which were no longer necessary.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 30, 1995, DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------


The increase in general corporate expenses in 1993 was primarily the result of the Company recognizing approximately $1,300,000 in costs associated with the reorganization and restructuring of its corporate office. These reorganization and restructuring costs were primarily comprised of severance and associated costs related to the separation of certain Company officers and other employees, expenses relating to ongoing contractual arrangements with several of these employees, a loss incurred on the abandonment of certain rental property and costs associated with the relocation of the Company's corporate office. These costs were recorded in the third quarter of 1993 and were included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Approximately $100,000 of the recognized expenditures were disbursed in fiscal year 1993, with $708,000 and $162,000 being disbursed in fiscal years 1994 and 1995, respectively. The remaining costs associated with contractual arrangements will be disbursed in future years.

AVAILABILITY OF FUNDS TO SUPPORT CURRENT AND FUTURE OPERATIONS

Cash and cash equivalents decreased $300,000, or 16.4%, to $1,528,000 in 1995, following a decrease of $2,381,000, or 57%, in 1994 and an increase of $2,179,000, or 107%, in 1993.

The primary sources of cash in 1995 were $7,146,000 from long-term borrowings and $3,025,000 from short-term borrowings and $1,795,000 for the sale of securities. The primary uses of cash were $3,969,000 used in operating activities, including increases in accounts receivable, and $2,343,000 for purchases of property, predominately for the Quikset Organization.

Management believes that its cash position, together with available credit and funds anticipated to be generated by operations, will provide sufficient resources to finance operating activities.

BUSINESS

For Better Living, Inc. was incorporated in Delaware in 1969 and first issued publicly traded equity securities in 1972. The Company is primarily engaged in
(1) the manufacture and distribution of precast concrete and plastic products, and (2) the publication of specialty magazines. Following is a description of the Company's segments and the principal operations of each as of December 30, 1995 (see Note 9 in the accompanying consolidated financial statements):

Concrete and Plastic Products

Associated Concrete Products, Inc., Dalworth Concrete Products, Inc. and DeKalb Concrete Products, Inc. (Concrete) and Associated Plastics, Inc. (Plastics) comprise the concrete and plastic products segment (The Quikset Organization). Concrete designs, manufactures and distributes underground precast concrete structures. These products are marketed primarily to utility companies and general contractors by Concrete's eleven plants located in California, Texas, Arkansas, Georgia and Florida. Concrete has developed a patented line of precast concrete sectional boxes to house underground transformers, distribution systems and splicing manholes which are marketed under the trade name of Quikset.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

Concrete obtains its raw materials from domestic sources. Alternate sources are readily available.

Although no reliable industry statistics are available, the Company believes that Concrete is one of the larger producers of underground precast concrete structures in the United States; however, in addition to other manufacturers of precast concrete and plastic products, Concrete also competes with contractors who pour structures on site.

Plastics produces plastic products using a fiber reinforced plastic process and a "structural foam" process developed for injection molding. A number of products are now manufactured out of plastic material and are similar to existing product lines of Concrete.

These products are marketed primarily to electrical and telephone utility companies throughout the United States and parts of Canada by Plastics' two plants located in California and Arkansas. The primary raw materials used by Plastics are acrylonitrile-butadiene-styrene copolymers, polyester resins and glass fiber reinforcements, which are purchased from alternate domestic sources.

Specialty Magazine Publications

Surfer Publications (Communications Group) constitutes the specialty magazine publications segment. As of December 30, 1995, this segment published Surfer, Powder, Snowboarder and Bike Magazines (published twelve, seven, seven and nine times, respectively, per year). In February 1994, the first issue of Bike was published. The Communications Group also produces cable television and home video programs.

The in-house staff sells advertising, markets circulation and produces the editorial product (which is prepared electronically to press-ready film). The magazines are distributed to newsstands under contract with right of return for unsold copies. Subscription fulfillment, printing and television post-production services are procured from outside sources.

Product Development

The Company believes that its future growth depends upon its ability to continue developing new products and refining its existing products with a plus that is better than competition.

During the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993, the Company spent $248,000, $179,000 and $341,000, respectively, for product development. These activities were primarily directed toward the improvement of existing products.

Employees

As of December 30, 1995, the Company employed 522 persons.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The common stock of For Better Living, Inc. is traded on the Nasdaq Small-Cap Market under the symbol FBTR. The per-share range of closing high and low bid quotations and the dividends declared and paid, by quarter, for the fiscal years ended December 30, 1995 and December 31, 1994 were as follows:


                                                   Quarter
                                  ----------------------------------------------
                                  First       Second      Third       Fourth

FISCAL YEAR ENDED DECEMBER 30, 1995:
       High bid                 $   9.00    $   8.63    $   8.63    $   9.00
       Low bid                      8.50        8.50        8.50        8.50
       Dividends                                0.10

                                                    Quarter
                                  ----------------------------------------------
                                  First       Second      Third       Fourth

FISCAL YEAR ENDED DECEMBER 31, 1994:
       High bid                 $   9.00    $   9.00    $   9.00    $   9.00
       Low bid                      8.00        8.50        9.00        9.00
       Dividends                                0.10


The market quotations were obtained from the NASD statistical report. Such quotations reflect interdealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. There were 200 record holders of the Company's common stock as of March 15, 1996.


FORM 10-K AVAILABLE

The Company will furnish without charge to security holders a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Direct your request to Karl M. Stockbridge, Executive Vice President, For Better Living, Inc., 13620 Lincoln Way, Suite 380, Auburn, California 95603.

FOR BETTER LIVING, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------
(In thousands except per share amounts)

                              December 30,     December 31,       December 25,       December 26,     December 27,
                                  1995             1994               1993               1992              1991

Net revenues                  $ 81,517          $ 71,396           $ 67,857           $ 68,846          $ 71,906

Net income (loss)             $    316          $ (1,836)          $   (345)          $    720          $    455

Total assets                  $ 42,582          $ 39,504           $ 40,481           $ 39,522          $ 43,959

Long-term
  obligations                 $ 11,718          $  5,790           $  5,615           $  7,486          $  9,363

Weighted average
  number of common
  shares outstanding               878               878                878                878               885

Income (loss) per
  common share                $   0.36          $  (2.09)          $  (0.39)          $   0.82          $   0.51

Cash dividends
  declared per
  common share                $   0.10          $   0.10           $   0.10           $   0.10          $   0.10


FOR BETTER LIVING, INC. AND SUBSIDIARIES

COMPANY INFORMATION
FOR THE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND DECEMBER 25, 1993 (Continued)
--------------------------------------------------------------------------------


DIRECTORS                               INDEPENDENT ACCOUNTANTS

Richard G. Fabian                       Deloitte & Touche LLP
Chairman of the Board                   695 Town Center Drive
For Better Living, Inc.                 Costa Mesa, California 92626
Episcopal Priest

F. G. Fabian, Jr.                       COMMON STOCK
Chairman Emeritus                       REGISTRAR AND TRANSFER AGENT
For Better Living, Inc.
                                        U.S. Stock Transfer Corporation
William S. Farmer                       1745 Gardena Avenue, Suite 200
Attorney at Law                         Glendale, California 91204
Collette & Erickson

Danna Lewis-Gordon                      CORPORATE OFFICE
President
Surfer Publications                     13620 Lincoln Way, Suite 380
                                        Auburn, California 95603
Karl M. Stockbridge                     Tel: (916) 823-9600
Executive Vice President                Fax: (916) 823-9650
For Better Living, Inc.

Peter F. Sullivan                       OPERATING COMPANIES
Marketing Manager Eastern Area
Pre-Sales Consulting                    THE QUIKSET ORGANIZATION
J.D. Edwards & Company                  2301 Dupont Drive, Suite 100
                                        Irvine, California 92715

OFFICERS                                SURFER PUBLICATIONS
                                        33046 Calle Aviador
Richard G. Fabian                       San Juan Capistrano, California 92675
Chairman of the Board

Karl M. Stockbridge
Executive Vice President