Form 10-K/A, Exhibit 13
period 1995-12-30
FOR BETTER LIVING INC
filed 1996-05-06
CIK 37946

EXHIBIT 13

                             FOR BETTER LIVING, INC.
















                                                              1995 Annual Report

- --------------------------------------------------------------------------------
                        A MESSAGE TO OUR STOCKHOLDERS

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


                                             Sincerely,

                                             /s/ RICHARD G. FABIAN
                                             ------------------------
                                             Richard G. Fabian
                                             Chairman of the Board
                                             March 15, 1996

FOR BETTER LIVING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
- ----------------------------------------------------------------------------  1
(IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                                          December 30,  December 31,
                                                                              1995          1994
                                                                          ------------  ------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..............................................$   1,528    $    1,828
 Available-for-sale securities ..........................................                  1,559
 Accounts receivable (less allowance for doubtful accounts of $747,000      13,177         9,350
  and $841,000 at December 30, 1995 and December 31, 1994, respectively).
 Inventories ............................................................    8,401         8,406
 Deferred income taxes ..................................................    2,065         1,705
 Other current assets ...................................................    3,881         3,488
                                                                         ---------    ----------
    Total current assets ................................................   29,052        26,336
                                                                         ---------    ----------
PROPERTY:
 Property at cost .......................................................   39,967        37,960
 Less accumulated depreciation and amortization .........................  (28,614)      (27,126)
                                                                         ---------    ----------
    Property, net .......................................................   11,353        10,834
                                                                         ---------    ----------
AVAILABLE-FOR-SALE SECURITIES ...........................................    1,700         1,605
OTHER ASSETS ............................................................      477           729
                                                                         ---------    ----------
                                                                         $  42,582    $   39,504
                                                                         =========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term borrowings ..................................................$     --     $    1,225
 Current portion of long-term debt and capital lease obligations  .......    1,217         1,633
 Accounts payable .......................................................    4,139         5,029
 Accrued salaries and wages .............................................    1,941         1,614
 Deferred income ........................................................    1,860         1,591
 Accrued insurance ......................................................      999           830
 Other current liabilities ..............................................    3,026         3,468
                                                                         ---------    ----------
    Total current liabilities ...........................................   13,182        15,390
                                                                         ---------    ----------
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS ............................   11,718         5,790
                                                                         ---------    ----------
OTHER LIABILITIES (primarily deferred compensation) .....................    1,039         1,356
                                                                         ---------    ----------
COMMITMENTS
STOCKHOLDERS' EQUITY:
 Preferred stock--par value $1 per share (authorized, 150,000 shares;
  outstanding, none) ....................................................
 Common stock--par value $.05 per share (authorized, 2,500,000 shares;          44            44
  outstanding, 877,816 shares) ..........................................
 Additional paid-in capital .............................................    1,083         1,083
 Net unrealized gains on available-for-sale securities, net of taxes  ...      214           767
 Retained earnings ......................................................   15,302        15,074
                                                                         ---------    ----------
    Total stockholders' equity ..........................................   16,643        16,968
                                                                         ---------    ----------
                                                                         $  42,582    $   39,504
                                                                         =========    ==========

See accompanying notes to consolidated financial statements.

FOR BETTER LIVING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

2 ------------------------------------------------------------------------------

(IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                               Years Ended
                                                ----------------------------------------
                                                December 30,  December 31,  December 25,
                                                   1995          1994          1993
                                                ---------    ----------   -----------
NET REVENUES ...................................$  81,517    $   71,396    $   67,857
COST AND EXPENSES:
 Cost of sales .................................   50,422        45,563        40,986
 Selling, general and administrative expenses ..   29,265        27,711        26,399
 Interest expense ..............................    1,253           873           998
    Total cost and expenses ....................   80,940        74,147        68,383
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR
 TAXES .........................................      577        (2,751)         (526)
PROVISION (BENEFIT) FOR TAXES ..................      261          (915)         (181
                                                ---------    ----------   -----------
NET INCOME (LOSS) ..............................$     316    $   (1,836)  $      (345)
                                                =========    ==========   ===========
NET INCOME (LOSS) PER COMMON SHARE .............    $0.36        ($2.09)       ($0.39)
                                                    =====        ======        ======



CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                           Net Unrealized
                                                                              Gains on
                                          Common Stock     Additional    Available-for-sale
                                        ----------------     Paid-in         Securities,       Retained
                                         Shares   Amount     Capital         Net of Taxes       Earnings     Total
                                        -------   ------   -----------   -------------------- ----------   --------
BALANCE, December 26, 1992 ..............878      $ 44     $1,083               $    --           $17,430   $18,557
Net loss ................................                                                            (345)     (345)
Cash dividends ($.10 per share)  ........                                                             (87)      (87)
                                        ----      ----     ------               --------        ---------   -------

BALANCE, December 25, 1993 ..............878        44      1,083                                  16,998    18,125
Effect of change in accounting                                                       716                        716
 principle, net of taxes ................
Net unrealized gains on available-                                                    51                         51
 for-sale securities, net of taxes  .....
Net loss ................................                                                          (1,836)   (1,836)
Cash dividends ($.10 per share)  ........                                                             (88)      (88)
                                        ----      ----     ------               --------        ---------   -------
BALANCE, December 31, 1994 ..............878        44      1,083                    767           15,074    16,968
Net unrealized gains on available-                                                  (553)                      (553)
 for-sale securities, net of taxes  .....
Net income ..............................                                                             316       316
Cash dividends ($.10 per share)  ........                                                             (88)      (88)
                                        ----      ----     ------               --------        ---------   -------
BALANCE, December 30, 1995 ..............878      $ 44     $1,083               $    214          $15,302   $16,643
                                        ====      ====     ======               ========        =========   =======

See accompanying notes to consolidated financial statements.




FOR BETTER LIVING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

- ----------------------------------------------------------------------------- 3

(IN THOUSANDS)



                                                                                Years Ended
                                                                --------------------------------------------
                                                                 December 30,   December 31,  December 25,
                                                                     1995           1994           1993
                                                                 ------------   ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ..............................................$    316      $   (1,836)    $    (345)
 Adjustments to reconcile net income (loss) to net cash (used
  in) provided by operating activities:
  Depreciation and amortization of property ....................    1,803           2,065         2,255
  Other amortization ...........................................      145              70            34
  Provision for losses on accounts receivable ..................      230             424           159
  Deferred income taxes ........................................     (412)           (718)         (912)
  Deferred compensation ........................................       73             (50)          136
  (Gain) loss on sales of available-for-sale securities  .......   (1,255)              4        (1,079)
  Write-down of real estate to fair market value ...............                      502
  Other ........................................................      (70)            (18)          144
  Changes in operating assets and liabilities:
   Accounts receivable .........................................   (4,057)            399          (378)
   Inventories .................................................        5             950        (1,254)
   Other current assets ........................................     (451)         (1,713)         (194)
   Other assets ................................................      661            (270)           20
   Accounts payable ............................................     (890)            399         1,248
   Accrued salaries and wages ..................................      327            (739)          648
   Deferred income .............................................      269             406           179
   Other current liabilities ...................................     (273)           (548)        1,357
   Other liabilities ...........................................     (390)           (544)         (151)
                                                                ---------       ---------     ---------
    Net cash (used in) provided by operating activities  .......   (3,969)         (1,217)        1,867
                                                                ---------       ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property .........................................   (2,343)         (1,574)         (854)
 Purchases of available-for-sale securities ....................                     (717)       (1,248)
 Proceeds from sale of property and available-for-sale
 securities ....................................................    1,886             194         4,409
                                                                ---------       ---------     ---------
Net cash (used in) provided by investing activities  ...........     (457)         (2,097)        2,307
                                                                ---------       ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments of debt and capital lease obligations ................   (5,957)         (7,204)       (1,908)
 Proceeds from short-term borrowings ...........................    3,025           1,225
 Proceeds from long-term debt ..................................    7,146           7,000
 Dividends paid ................................................      (88)            (88)          (87)
                                                                ---------       ---------     ---------
     Net cash provided by (used in) financing activities  ......    4,126             933        (1,995)
                                                                ---------       ---------     ---------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS ...................................................     (300)         (2,381)        2,179
CASH AND CASH EQUIVALENTS, beginning of year ...................    1,828           4,209         2,030
                                                                ---------       ---------     ---------
CASH AND CASH EQUIVALENTS, end of year .........................$   1,528       $   1,828     $   4,209
                                                                =========       =========     =========


See accompanying notes to consolidated financial statements.


FOR BETTER LIVING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4 ------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING
   PRINCIPLES AND OTHER


   Nature of Operations--For Better Living, Inc. (the Company) was incorporated in Delaware in 1969. The Quikset Organization, a wholly-owned subsidiary, is primarily engaged in the manufacture and distribution of precast concrete and plastic products, which are primarily marketed to utility companies throughout the United States and Canada. Surfer Publications, also a wholly-owned subsidiary, is primarily engaged in the publication of specialty magazines. Surfer Publications also produces cable television and home video programs.

   Principles of Consolidation--The accompanying consolidated financial statements include the accounts of For Better Living, Inc. and its wholly-owned subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated.

   Fiscal Year-end--The Company's fiscal year ends on the last Saturday in December.

   Inventories--Inventories are stated principally at the lower of first-in, first-out cost or market.

   Cash Equivalents--The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

   Property, Depreciation and Amortization--The cost of property is depreciated over the estimated useful lives of the assets by application of the straight-line method to specific assets. The cost of leasehold improvements is amortized over the shorter of the estimated useful lives of the assets or the remaining lease periods of the associated leases.

   Income (Loss) Per Common Share--Income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each year. The number of common shares used in computing earnings per common share for the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993 is 877,816.

   Deferred   Income--Deferred   income   represents   amounts   received   from
subscriptions in advance of magazine deliveries and is reflected in revenues over the subscription term.

   Reclassifications--Certain   amounts  as   previously   reported   have  been
reclassified to conform to the current period presentation.

   Related Party Transactions--A director of the Company is associated with a law firm that rendered legal services resulting in fees charged to the Company during 1995 and 1994 of approximately $156,000 and $358,000, respectively. Approximately $51,000 and $184,000 is included in other current liabilities as of December 30, 1995 and December 31, 1994, respectively.

   Fair Value of Financial Instruments--The recorded amounts of assets and liabilities at December 30, 1995 approximate fair value in accordance with Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   Magazine Distribution--The Company has an agreement with an outside service bureau that handles all subscription mailings of its specialty magazines. The Company also has an agreement with a newsstand distributor that handles all shipments, returns and collections with respect to single copy magazine sales. The termination of either agreement could result in delays in magazine distribution which could have a material adverse effect on the Company's business, operating results and financial condition until alternative sources of distribution could be obtained.

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

- ----------------------------------------------------------------------------- 5

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

   Investments are classified as either current or noncurrent based upon management's present intention to retain a specific security. Aggregate cost and fair value of available-for-sale securities are as follows (in thousands):

                                December   December
                                30, 1995   31, 1994
                              ----------  ----------
Aggregate cost ..............$   1,342  $   1,882
Aggregate market value  .....    1,700      3,164
Gross unrealized gains  .....      378      1,400
Gross unrealized losses  ....       20        118
Net unrealized gains
 included in
 stockholders' equity, net
 of taxes ...................      214        767
Purchases ...................                 717
Proceeds from sale ..........    1,795        134


   Net gains and losses realized on the disposition of investments included in the consolidated statements of operations for the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993 were $1,255,000, $(4,000) and
$1,079,000, respectively.

3. INVENTORIES

   Inventories consist of the following (in thousands):

                            December   December
                            30, 1995   31, 1994
                           ---------- ----------
Finished products .........$   5,455  $   5,404
Work-in-process ...........      337        100
Raw materials and supplies     2,609      2,902
                           ---------  ---------
                           $   8,401  $   8,406
                           =========  =========


4. PROPERTY


   Property consists of the following (in thousands):

                                 Accumulated
                                Depreciation
                     Property,      and         Property,
                      at cost    Amortization        net
                   ---------- -------------- -----------
December 30, 1995:
 Land .............$    2,287 $          --  $     2,287
 Buildings and
  leasehold
  improvements ....     9,691          5,626       4,065
 Machinery and
  equipment .......    27,989         22,988       5,001
                   ---------- -------------- -----------
                   $   39,967  $      28,614 $    11,353
                   ==========  ============= ===========


                                 Accumulated
                                Depreciation
                     Property,       and          Property,
                      at cost    Amortization        net
                   ---------- -------------- -----------
December 31, 1994:
 Land .............$    2,287 $          --  $     2,287
 Buildings and
  leasehold
  improvements ....     9,660          5,203       4,457
 Machinery and
  equipment .......    26,013         21,923       4,090
                   ---------- -------------- -----------
                   $   37,960 $       27,126 $    10,834
                   ========== ============== ===========


5. BORROWING ARRANGEMENTS AND
   LONG-TERM DEBT


   Long-term debt (exclusive of the current portion included in current liabilities) consists of the following (in thousands):

                                     December   December
                                     30, 1995   31, 1994
                                     --------   --------
Secured line of credit, due June    $ 7,076   $   --
 27, 1997 ..........................
Secured term loan, due July 31,
 2000 ..............................  3,500     4,587
Subordinated income debentures,
 due December 15, 1997 (less
 unamortized discount of $72,000
 and $107,000, respectively)  ......    496       514
Other ..............................    280       226
                                    -------   -------
                                    $11,352   $ 5,327
                                    =======   =======


   The Company borrowed $7,000,000 in 1994 secured by virtually all the Company's machinery and equipment (the Term Loan). The Term Loan is to be repaid in 75 monthly installments beginning in April 1994, with principal payments as follows: 12 payments of approximately $117,000, 12 payments of approximately $113,000, and 5l payments of approximately $83,000. The Term Loan bears interest at the 30-day London Interbank Offered Rate, plus 2.97% (8.7825% at December 30,
1995). Because the Company was not in compliance with all the covenants of the Term Loan at the end of 1994, the rate increased to the 30-day London Interbank Offered Rate, plus 3.97%, until the first month following the second quarter after the Company was in compliance with the original covenants. The Company was in compliance at December 30, 1995.

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

6 ------------------------------------------------------------------------------

The new Line of Credit replaced the Credit Agreement which was paid in full in June 1995. The Line of Credit provides the Company up to $10 million of available funds on a revolving basis (based on a borrowing base formula, as defined) at an interest rate of prime plus 1.25%. The prime rate was 8.75% at December 30, 1995. The Line of Credit is collateralized by essentially all of the Company's accounts receivable, inventories, plant and equipment (excluding land and buildings), and certain intangible assets. The commitment under the Line of Credit may be used to support letters of credit issued for the Company, the face amounts of which are applied to total commitment. The terms of the Line of Credit require the Company to maintain a minimum tangible net worth. The Line of Credit expires June 27, 1997, but may be renewed for successive two-year periods.

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


   Future principal payments on long-term debt as of December 30, 1995 are summarized as follows (in thousands):

1996 ........ $1,116
1997 ........  8,584
1998 ........  1,012
1999 ........  1,013
2000 ........    513
Thereafter  .    231
             --------
             $ 12,469
             ========


6. LEASES


   The Company leases a significant portion of its facilities under operating leases that expire at various times through 2034.


   Future rental commitments at December 30, 1995 under operating leases are summarized as follows (in thousands):


1996 ..........................$   893
1997 ..........................    657
1998 ..........................    515
1999 ..........................    484
2000 ..........................    462
Thereafter ....................  7,268
                               --------
Total minimum rental
 commitments ..................$ 10,279
                               ========


   Rental  expense  under   operating   leases  is  summarized  as  follows  (in
thousands):


                             Years Ended
                    --------------------------------
                     December   December   December
                     30,  1995  31, 1994    25, 1993
                    ---------- ---------- ----------
Total rental
 expense ...........$      984 $    1,068 $    1,051
                    ========== ========== ==========


   The Company also leases certain properties under capital leases. Property held under capital leases is summarized as follows (in thousands):


                         December    December
                         30, 1995    31, 1994
                         --------    --------
Land ....................$  80      $       80
Buildings and leasehold  $ 570      $      570
 improvements ...........
Machinery and equipment  $ 511      $      511
Accumulated amortization $ 653      $      540


   The Company leased $104,000 of machinery and equipment in 1994 under capital leases.


   Future minimum lease payments as of December 30, 1995 under capital leases are summarized as follows (in thousands):


1996 ...................................................$ 130
1997 ...................................................   87
1998 ...................................................   86
1999 ...................................................   69
2000 ...................................................   69
Thereafter .............................................  138
                                                        -----
Total future minimum lease payments ....................  579
Less amount representing interest at rates implicit in
 the lease agreements .................................. (112)
                                                        -----
Present value of net minimum lease payments  ...........  467
Less current portion ................................... (101)
                                                        -----
Noncurrent portion .....................................$ 366
                                                        =====

- ----------------------------------------------------------------------------- 7

   Interest paid on capital lease obligations was $37,000, $51,000 and $54,000 for the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993, respectively.

7. STOCKHOLDERS' EQUITY


   The Company has adopted a Performance Share Plan (Plan) under which performance share units (Units) may be awarded by the Board of Directors to key employees of the Company. Units mature five years after the award date (subject to certain extensions), have a maturity value equal to the increase in the book value per common share (as defined) since the date of award and vest to the participant at the rate of 20% per year. The Plan permits, among other options, the participant to receive the value of the matured Units in cash or, subject to certain limitations, to apply the value of vested Units towards the purchase of an equal number of the Company's $.05 par value common stock (Stock) at the prevailing market price. As of December 30, 1995, the Company had 85,624 Units outstanding, of which 52,109 were vested. Of the vested Units, 1,938 could be surrendered to purchase shares of the Company's Stock during 1996.

   In October 1988, the Board of Directors adopted the For Better Living, Inc. 1988 Stock Option Plan (the Option Plan) and the stockholders of the Company approved the Option Plan in May 1989. There are no options outstanding under the Option Plan and the Board of Directors discontinued the plan in March 1994.


   In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which requires adoption of the recognition and measurement provisions for nonemployee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

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

8. TAXES BASED ON INCOME

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and the tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such an asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

   The provision (benefit) for taxes based on income consists of the following (in thousands):

                            Years Ended
                  -------------------------------
                   December   December  December
                   30, 1995   31, 1994  25, 1993
                  ---------   --------  ---------
Currently
 payable:
  Federal ........$    (161)  $   (543) $     553
  State ..........       10        346        178
Deferred:
  Federal ........      343       (480)      (749)
  State ..........       69       (238)      (163)
                  ---------   --------  ---------
                  $     261   $   (915) $    (181)
                  =========   ========  =========

8 ------------------------------------------------------------------------------

   As of December 30, 1995 and December 31, 1994, the Company had net deferred tax assets as follows (in thousands):


                                       December   December
                                       30, 1995   31, 1994
                                      ---------- ----------
Restructuring provisions .............$     236  $     499
Deferred compensation plan ...........      254        273
Vacation accruals ....................      180        180
Allowance for doubtful accounts  .....      323        364
Workers compensation plan ............       62         86
Inventory reserves ...................    1,064      1,108
Net operating loss carryforward  .....      119        104
California unitary assessment  .......      262        262
Write-down of fixed asset ............      217        217
Miscellaneous loss reserves ..........      229        290
Other ................................      132        117
Alternative minimum tax credit              214
 carryforward ........................
Gross deferred tax assets ............    3,292      3,500
                                      ---------- ----------
Excess of tax depreciation over            (441)      (263)
 financial depreciation ..............
State taxes ..........................     (222)      (216)
Unrealized gain on available-for-sale      (155)      (555)
 securities ..........................
Other ................................     (233)      (269)
                                      ---------- ----------
Gross deferred tax liabilities  ......   (1,051)    (1,303)
                                      ---------- ----------
Net deferred tax asset ...............$   2,241  $   2,197
                                      ========== ==========

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


   A reconciliation between the provision (benefit) for taxes computed by applying the federal statutory rate to income before taxes and the actual provision (benefit) for taxes is as follows (in thousands):

                                    Years Ended
                        ---------------------------------
                         December    December    December
                         30, 1995    31, 1994    25, 1993
                         ---------   --------    --------
Provision (benefit) for
 taxes at statutory
 rate ..................$      202  $   (935)   $   (184)
State taxes, after
 federal income tax
 benefit ...............       52       (115)        10
Dividend exclusion  ....      (96)       (16)       (16)
Other, net .............      103        151          9
                        ---------   --------    -------
                        $     261   $   (915)   $  (181)
                        =========   ========    =======
Effective income tax
 rate ..................     45.2%      33.3%      34.4%
                        =========   ========    =======


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


   Deductions similar to those questioned by the CFTB for the 1978-1981 tax years were also taken by the Company in its subsequent tax years. The CFTB is currently examining these subsequent periods and, as a result of its examination, has issued a notice of pro- posed assessment of additional taxes for tax years 1982-1987. The proposed assessment is for $272,000 in additional taxes which would result in associated interest expense of approximately $457,000 through the end of fiscal year 1995. The Company's management believes that the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial statements.


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

- ----------------------------------------------------------------------------- 9

   Operating profit is equal to net revenues less operating expenses. In computing operating profit, taxes on income, general corporate expenses and interest expense have been excluded.

   Identifiable assets by industry are those assets that are used in the Company's operations in each industry segment.


REVENUES (IN THOUSANDS)


                               Unaffiliated         Inter-
                                 Customers          segment           Total
                                 ---------         ---------        ----------
Fiscal year ended
 December 30,
 1995:
 The Quikset
  Organization .........          $ 64,704           $   --             $ 64,704
 Communications ........            14,889             14,889
  Group
 Other .................             1,924                158              2,082
                                  --------           --------           --------
                                    81,517                158             81,675
 Eliminations ..........              (158)              (158)
                                  --------           --------           --------
  Consolidated net
   revenues ............          $ 81,517           $   --             $ 81,517
                                  ========           ========           ========
Fiscal year ended
 December 31, 1994:
 The Quikset
  Organization .........          $ 60,267           $   --             $ 60,267
 Communications
 Group .................            10,958             10,958
 Other .................               171                158                329
                                    71,396                158             71,554
 Eliminations ..........              (158)              (158)
                                  --------           --------           --------
  Consolidated net
   revenues ............          $ 71,396           $   --             $ 71,396
                                  ========           ========           ========
Fiscal year ended
 December 25, 1993:
 The Quikset ...........          $ 58,453           $   --             $ 58,453
  Organization
 Communications
  Group ................             8,130              8,130
 Other .................             1,274                265              1,539
                                    67,857                265             68,122
 Eliminations ..........              (265)              (265)
                                  --------           --------           --------
  Consolidated net
   revenues ............          $ 67,857           $   --             $ 67,857
                                  ========           ========           ========


OPERATING PROFIT (LOSS) (IN THOUSANDS)

                                   December           December          December
                                   30, 1995           31, 1994          25, 1993
                                   --------          ---------         ---------
The Quikset
 Organization ............          $   (41)          $(1,745)          $ 1,643
Communications
 Group ...................            1,985             1,243               670
Other ....................            2,038              (122)            1,393
   Total operating
    profit (loss) ........            3,982              (624)            3,706
General corporate
 expenses ................           (2,152)           (1,254)           (3,234)
Interest expense .........           (1,253)             (873)             (998)
                                    -------           -------           -------
   Income (loss)
    before provision
    (benefit) for
    taxes ................          $   577           $(2,751)          $  (526)
                                    =======           =======           =======


IDENTIFIABLE ASSETS, DEPRECATION, AMORTIZATION AND
PROPERTY ADDITIONS (IN THOUSANDS)


                                                   Depreciation
                                     Identifiable       and           Property
                                        Assets     Amortization       Additions
                                    -----------    -------------     ----------
December 30, 1995:
 The Quikset
  Organization ..............          $32,632          $ 1,692          $ 2,273
 Communications
  Group .....................            4,958               48               51
 Corporate ..................            2,447              174               19
 Other ......................            2,545               34
                                       -------          -------          -------
                                       $42,582          $ 1,948          $ 2,343
                                       =======          =======          =======
December 31, 1994:
 The Quikset
  Organization ..............          $30,108          $ 1,931          $ 1,477
 Communications
  Group .....................            3,917               42               71
 Corporate ..................            3,046              111               26
 Other ......................            2,433               51
                                       -------          -------          -------
                                       $39,504          $ 2,135          $ 1,574
                                       =======          =======          =======
December 25, 1993:
 The Quikset
  Organization ..............          $31,602          $ 2,090          $   692
 Communications
  Group .....................            2,100               74               45
 Corporate ..................            3,725               57              117
 Other ......................            3,054               68
                                       -------          -------          -------
                                       $40,481          $ 2,289          $   854
                                       =======          =======          =======

10 -----------------------------------------------------------------------------

10. PENSION PLAN

   The Company has a defined benefit pension plan (Pension Plan) covering certain employees. The benefits associated with the Pension Plan are determined by a formula based on years of service. The Company's funding policy is to contribute amounts that are sufficient to satisfy legal funding requirements and are deductible for federal income tax purposes.

   Pension expense for the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993 consists of the following (in thousands):

                       December   December   December
                       30, 1995   31, 1994   25, 1993
                      ---------  ---------  ----------
Service cost .........$     132  $     170  $     182
Interest cost ........      232        222        200
Return on plan assets      (131)      (134)      (178)
Other ................     (115)      (100)       (45)
                      ---------  ---------  ----------
                      $     118  $     158  $     159
                      =========  =========  ==========

   A reconciliation of the funded status of the Pension Plan with the amount included in other current liabilities consists of the following (in thousands):


                                     December   December
                                     30, 1995   31, 1994
                                    ---------- ----------
Plan assets at fair value ..........$   3,209  $   3,144
                                    =========  =========
Actuarial present value of
 accumulated plan benefits:
 Vested ............................    3,057      2,740
 Nonvested .........................       43         52
                                    ---------   ---------
                                        3,100      2,792
Additional projected benefits  .....      154        166
                                    ---------   ---------
Projected benefit obligation  ......    3,254      2,958
                                    ---------   ---------
Excess of plan assets over                (45)       186
projected benefit obligation  ......
Less:
 Unrecognized transition assets  ...       21         32
 Unrecognized net gain .............      201        397
 Unrecognized prior service cost  ..     (148)      (173)
                                    ---------   ---------
Pension liability ..................$    (119)  $    (70)
                                    =========   =========


   Significant assumptions for the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993 were as follows:

 Discount rate on projected benefit obligation    8%
                                                 ==
 Long-term rate of return on plan assets          8%
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

- ----------------------------------------------------------------------------- 11

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


DELOITTE & TOUCHE LLP
Costa Mesa, California
March 15, 1996

12 -----------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

LIQUIDITY AND CAPITAL REQUIREMENTS

   For the fiscal year ended December 30, 1995, cash and cash equivalents decreased by $300,000. The primary source of cash in 1995 was $7,146,000 from long-term borrowings and $3,025,000 from short- term borrowings. The predominant uses of cash included $5,957,000 for the payments of debt and capital lease obligations, $3,969,000 used in operating activities and $2,343,000 for purchases of property, primarily for The Quikset Organization.

   For the fiscal year ended December 31, 1994, cash and cash equivalents decreased $2,381,000. The primary source of cash during the period was $7,000,000 from long-term borrowings and $1,225,000 from short-term borrowings. The predominant uses of cash included $7,204,000 for debt and capital lease obligation repayments, $1,574,000 for purchases of property primarily for The Quikset Organization, $1,217,000 for operating activities and $717,000 for purchases of available-for-sale securities.

   For the fiscal year ended December 25, 1993, cash and cash equivalents increased $2,179,000. The primary sources of cash during the period were $4,409,000 from sales of property and available-for- sale securities and $1,867,000 for operating activities. Significant uses of cash were $1,908,000 for debt and capital lease obligation repayments, $1,248,000 for purchases of available-for-sale securities and $854,000 for purchases of property primarily for The Quikset Organization.

   As described in Note 5 of the Notes to Consolidated Financial Statements, in June 1995 the Company entered into a new line of credit agreement (the Line of Credit) to replace the Credit Agreement which was paid in full in June of 1995. The Line of Credit provides up to $10 million of available funds.

   In March 1994 the Company retired early its Unsecured Loans and obtained the Term Loan from a financial institution. The net effect of these two transactions was that the Company received approximately $900,000 of incremental cash proceeds. The Company also obtained in the second quarter of 1994 its $5,000,000 Credit Agreement to provide working capital financing on an as-needed basis.

   Management believes that its cash position, together with available credit and funds anticipated to be generated from its operations, will provide sufficient cash resources to finance its operating activities.

RESULTS OF OPERATIONS

   In fiscal year 1995 the Company's revenues increased $10,121,000. This was the result of increases of $3,931,000 at the Communications Group, $4,437,000 at The Quikset Organization, and $1,753,000 at the corporate level primarily as a result of the sale of securities.

   Revenues increased at the Communications Group primarily as a result of increased advertising and newsstand sales for all four of its magazines. Revenues increased at The Quikset Organization as a result of greater sales of its products throughout its markets, especially at Quikset's Texas operations.

   During 1995 the Company's pre-tax income increased $3,328,000, primarily as a result of an increase in operating profit of $1,704,000 at Quikset, an increase in the operating profit of $742,000 at the Communications Group, and an increase of $2,160,000 in other operating profit. These increases were partially offset by an increase in general corporate expense of $898,000 and an increase in interest expense of $380,000.

   The increase in Quikset's 1995 operating profit was a result of increased revenue and associated profit, and a significant decrease in the write-offs for obsolete and excess inventory. The increase in operating profit at the Communications Group was primarily a result of increased revenue from advertising and newsstand sales and associated profits. The increase in other operating profit was primarily a result of the profitable disposition of available-for-sale securities.

   The increase in general corporate expenses was primarily due to the one-time reversal in 1994 of previously accrued expenses which were no longer required. The increase in interest expense was a result of the Company's increased borrowing.

   In   1995,   the   Company   recognized   a  net   profit   on  the  sale  of
available-for-sale securities of $1,255,000.

   In fiscal year 1994, the Company's revenues increased $3,539,000. This resulted from increases in revenues of $2,828,000 at the Communications Group and of $1,814,000 at The Quikset Organization, partially offset by a decrease in other revenues (primarily gains from the sales of available-for-sale securities) of $1,210,000. Revenues increased at the Communications Group due to increases in advertising and newsstand income from its new Bike Magazine as well as from several of its other magazines. Increases in revenues at The Quikset Organization resulted from increased revenues in its plastics operation and Texas concrete operation.

- ----------------------------------------------------------------------------- 13

   During 1994, the Company's pre-tax loss increased $2,225,000. This increase in pre-tax loss primarily resulted from a decrease in operating profit of $3,388,000 at The Quikset Organization and a decrease in other operating profit of $1,515,000, partially offset by an increase in operating profit of $573,000 at the Communications Group and a decrease of $1,980,000 in general corporate expenses.

   The decrease in operating profit at The Quikset Organization was primarily due to the recording of certain inventory write-offs and obsolescence reserves totaling $1,500,000, a decline in standard gross profits of $1,100,000, an increase of $225,000 in bad debt expense, and the recording of a loss reserve of $200,000 for certain pending litigation. The increase in operating profits at the Communications Group was primarily a result of increases in newsstand and advertising revenues and associated profits from its Surfer, Powder and Snowboarder magazines. The decrease in other operating profit resulted primarily from a reduction in gains on sales of available-for-sale securities of $1,083,000 and the write-down to fair market value of its Irvine property which resulted in a recorded loss of $502,000 (including amounts recognized by The Quikset Organization). The decrease in general corporate expenses resulted from the one-time costs recorded in 1993 associated with the reorganization and restructuring of the Company's corporate office and the resulting reduction in ongoing overhead costs.


   The increase in general corporate expenses in 1993 was primarily the result of the Company's recognizing approximately $1,300,000 in costs associated with the reorganization and restructuring of its corporate offices. These reorganization and restructuring costs were primarily comprised of severance and associated costs related to the separation of certain Company officers and other employees, expenses relating to ongoing contractual arrangements with several of these employees, a loss incurred on the abandonment of certain rental property and costs associated with the relocation of the Company's corporate offices. These costs were recorded in the third quarter of 1993 and were included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Approximately $100,000 of the recognized expenditures were disbursed in fiscal year 1993, with $708,000 and $162,000 being disbursed in fiscal years 1994 and 1995, respectively. The remaining costs associated with contractual arrangements will be disbursed in future years.

   The reduction in interest expense in 1994 was primarily due to the debt refinancing and associated reduction in interest rates as described in Note 5 of the Notes to Consolidated Financial Statements.

   In 1994, the Company incurred a net loss of $4,000 on the disposition of available-for-sale securities.

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

14 -----------------------------------------------------------------------------

   These products are marketed primarily to electrical and telephone utility companies throughout the United States and parts of Canada by Plastics' two plants located in California and Arkansas. The primary raw materials used by Plastics are acrylonitrile- butadiene-styrene copolymers, polyester resins and glass fiber reinforcements, which are purchased from alternate domestic sources.

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

EMPLOYEES

   As of December 30, 1995, the Company employed 522 persons.

MARKET FOR THE REGISTRANT'S COMMON
STOCK AND RELATED STOCKHOLDER MATTERS

   The common stock of For Better Living, Inc. is traded on the NASDAQ Small-Cap Market under the symbol FBTR. The per-share range of closing high and low bid quotations and the dividends declared and paid, by quarter, for the fiscal years ended December 30, 1995 and December 31, 1994 were as follows:


           Fiscal Year Ended December 30, 1995
- ------------------------------------------------------
                               Quarter
              -------------------------------------
              First     Second     Third     Fourth
              -----     -----      -----     -----
High bid .....$9.00     $8.63      $8.63     $9.00
Low bid ...... 8.50      8.50       8.50      8.50
Dividends ....           0.10
- ------------------------------------------------------

          Fiscal Year Ended December 31, 1994
- ------------------------------------------------------
                            Quarter
              -------------------------------------
              First   Second      Third     Fourth
              -----    -----      -----     -----
High bid  .. $9.00    $9.00       $9.00      $9.00
Low bid ....  8.50     8.50        9.00       9.00
Dividends  .           0.10
- ------------------------------------------------------

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

- ---------------------------------------------------------------------------- 15

SELECTED FINANCIAL DATA
(IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                         December 30,   December 31,   December 25,   December 26,   December 27,
                                            1995           1994           1993           1992           1991
                                        ----------     ----------     ----------     ----------     ----------
Net revenues ...........................$   81,517     $   71,396     $   67,857     $   68,846     $   71,906
                                        ==========     ==========     ==========     ==========     ==========
Net income (loss) ......................$      316     $   (1,836)    $     (345)    $      720     $      455
                                        ==========     ==========     ==========     ==========     ==========
Total assets ...........................$   42,582     $   39,504     $   40,481     $   39,522     $   43,959
                                        ==========     ==========     ==========     ==========     ==========
Long-term obligations ..................$   11,718     $    5,790     $    5,615     $    7,486     $    9,363
                                        ==========     ==========     ==========     ==========     ==========
Weighted average number of common
 shares outstanding ....................       878            878            878            878            885
                                               ===            ===            ===            ===            ===
Income (loss) per common share .........     $0.36         $(2.09)        $(0.39)         $0.82          $0.51
                                             =====         ======         ======          =====          =====
Cash dividends declared per common
 share .................................     $0.10          $0.10          $0.10          $0.10          $0.10
                                             =====          =====          =====          =====          =====


16 ----------------------------------------------------------------------------

COMPANY INFORMATION
- -----------------------------------------------------------------------------
DIRECTORS

Richard G. Fabian
Chairman of the Board
For Better Living, Inc.
Episcopal Priest

F. G. Fabian, Jr.
Chairman Emeritus
For Better Living, Inc.

William S. Farmer
Attorney at Law

Collette & Erickson
Danna Lewis-Gordon
President
Surfer Publications

Karl M. Stockbridge
Executive Vice President
For Better Living, Inc.

Peter F. Sullivan
Marketing Manager Eastern Area
Pre-Sales Consulting
J.D. Edwards & Company


OFFICERS

Richard G. Fabian
Chairman of the Board

Karl M. Stockbridge
Executive Vice President


INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP
695 Town Center Drive
Costa Mesa, California 92626

COMMON STOCK
REGISTRAR AND TRANSFER AGENT

U.S. Stock Transfer Corporation
1745 Gardena Avenue, Suite 200
Glendale, California 91204

CORPORATE OFFICE

13620 Lincoln Way, Suite 380
Auburn, California 95603
Tel: (916) 823-9600
Fax: (916) 823-9650

OPERATING COMPANIES

THE QUIKSET ORGANIZATION
2301 Dupont Drive, Suite 100
Irvine, California 92715

SURFER PUBLICATIONS
33046 Calle Aviador
San Juan Capistrano, California 92675